EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-105650) and S-8 (No. 333-108974, No. 333-98773, No. 333-83298 and No. 333-43316) of McDATA Corporation of our report dated April 14, 2004 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, CO
April 14, 2004